Exhibit 10.1

NONCOMPETITION AGREEMENT

THIS AGREEMENT, dated as of September 10, 2015, is made by and between Mark P. Stevenson, an individual residing at (ADDRESS) (the "Employee"), and Thermo Fisher Scientific Inc., a Delaware corporation whose principal offices are located at 81 Wyman Street, Waltham, Massachusetts 02451 ("Employer").

WHEREAS, Employer, including its subsidiaries and affiliates, is the world leader in serving science, offering analytical and diagnostic instruments, systems, laboratory equipment, software, services, consumables and reagents to help its customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity.

        WHEREAS, Employer has developed and continues to develop and use certain trade secrets, customer lists and other proprietary and confidential information and data, which Employer has spent a substantial amount of time, effort and money, and will continue to do so in the future, to develop or acquire such proprietary and confidential information and to promote and increase its good will.

NOW, THEREFORE, in consideration of Employee’s new employment or continued employment by Employer or a subsidiary or affiliate thereof, and Employee’s compensation, in particular additional valuable consideration including, but not limited to Employee’s participation in Employer’s Executive severance plans and the granting of certain restricted stock units and stock options, which is conditioned, at least in part, upon Employee’s execution and delivery of this Agreement, Employee’s access to and provision with Confidential Information and Trade Secrets belonging to Employer (as defined in the Company Information and Invention Agreement, the Information and Technology Agreement, or any predecessor agreement you have signed, collectively referred to hereinafter as “Company Information and Invention Agreement”), and for other good and sufficient consideration, Employee understands and agrees to the following:

Section 1.    Employee recognizes and acknowledges that it is essential for the proper protection of Employer’s legitimate business interests that Employee be restrained for a reasonable period following the termination of Employee’s employment with Employer, either voluntarily or involuntarily, from competing with Employer as set forth below.

Employee acknowledges and agrees that during the term of Employee’s employment with Employer, and for a period of twelve (12) months thereafter, Employee will not, directly or indirectly, engage, participate or invest in or be employed by any Competitive Business within the Restricted Area.   The foregoing restrictions shall apply regardless of whether Employee engages, participates or invests in or is employed by a given business, as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise.

        For purposes of this Section 1:

●	“Competitive Business” shall mean any entity that (i) develops or manufactures products which are competitive with or similar to products developed or manufactured by Employer’s Business; (ii) distributes, markets or otherwise sells, either through a direct sales force or through the use of the Internet, products manufactured by others which are competitive with or similar to products distributed, marketed or sold by Employer’s Business; or (iii) provides services, including the use of the Internet to sell, market or distribute products, which are competitive with or similar to services provided by Employer’s Business, including, in each case, any products or services Employer has under development or which are the subject of active planning at any time during the term of Employee’s employment.

●	“Employer’s Business” shall mean only the particular Business Group(s) of Employer in which Employee was employed at any time within the last twenty-four (24) months prior to employment termination. If Employee was employed in Employer’s Corporate function within the 24 months prior to termination of employment, then “Employer’s Business” for purposes of this Agreement shall be interpreted as any and all business conducted by Thermo Fisher Scientific, Inc. and its subsidiaries and affiliates.

●	“Restricted Area” shall mean each state and territory of the United States of America and each country of the world outside of the United States of America in which Employer’s Business had developed, marketed, sold and/or distributed its products and/or services within the last two (2) years of Employee’s employment.

        Section 2.            During the term of Employee’s employment with Employer and for a period of twelve (12) months after employment ends, whether voluntarily or involuntarily, Employee will not, directly or indirectly without the prior consent of Employer, service or solicit customers or prospective customers of Employer for competitive business purposes.  This restriction shall apply only to those customers or prospective customers of Employer with whom Employee had contact or about whom Employee had access to Confidential Information or Trade Secrets during the two (2) years prior to the termination of Employee’s employment with Employer. For the purposes of this Section, the term “contact” means interaction with the customer which takes place to further the business relationship, or making sales to or performing services for the customer or prospective customer on behalf of Employer.  For purposes of this Section, the term “contact” with respect to a “prospective” customer means interaction with a potential customer of Employer which takes place to obtain the business of the potential customer on behalf of Employer.

        Section 3.            During the term of Employee’s employment with Employer and for a period of twelve (12) months after employment ends, whether voluntarily or involuntarily, Employee will not solicit, induce or identify for employment, or attempt to solicit, induce or identify for employment, directly or indirectly, any employee(s) of Employer to leave his or her employment and become an employee, consultant or representative of any other entity including, but not limited to, Employee’s new employer, if any.

Section 4.            Sections 1 and 2 regarding noncompetition and nonsolicitation of customers shall not apply to California employees so long as they live and work in California, but otherwise remain fully applicable.

Section 5.            For the period of twelve (12) months immediately following the end of Employee’s employment by Employer, Employee will inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement.

Section 6.            Employer understands and agrees that the provisions of this Agreement shall not prevent Employee from acquiring or holding publicly traded stock or other publicly traded securities of a business, so long as Employee’s ownership does not exceed 1% percent of the outstanding securities of such company of the same class as those held by Employee.

Section 7.            Employee acknowledges that the time, geographic area and scope of activity limitations set forth herein are reasonable and necessary to protect Employer’s legitimate business interests. However, if in any judicial proceeding a court refuses to enforce this Agreement, whether because the time limitation is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of Employer, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.

Section 8.            Employee further acknowledges and agrees that it would be difficult to measure any damages caused to Employer which might result from any breach by Employee of any of the promises set forth in this Agreement, and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, Employee acknowledges and agrees that if he or she breaches or threatens to breach, any portion of this Agreement, Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to Employer.

Section 9.            Employee acknowledges and agrees that should it become necessary for Employer to file suit to enforce the covenants contained herein, and any court of competent jurisdiction awards Employer any damages and/or an injunction due to the acts of Employee, then Employer shall be entitled to recover its reasonable costs incurred in conducting the suit including, but not limited, reasonable attorneys’ fees and expenses.

Section 10.          Employee acknowledges and agrees that this Agreement does not constitute a contract of employment and does not imply that Employer or any of its subsidiaries will continue Employee's employment for any period of time.

Section 11.          This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

Section 12.          This Agreement cannot be modified, amended or changed, nor may compliance with any provision hereof be waived, except by an instrument in writing executed by the party against whom enforcement of such modification, amendment, change or waiver is sought. Any waiver by a party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict compliance with any provision of this Agreement at any time shall not deprive such party of the right to insist upon strict compliance with such provision at any other time or of the right to insist upon strict compliance with any other provision hereof at any time.

Section 13.          All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, two days after deposit with the U.S. postal authorities, certified or registered mail, return receipt requested, postage prepaid or two days after deposit with an internationally recognized air courier or express mail, charges prepaid, addressed as follows:

If to Employer:

Thermo Fisher Scientific Inc.
81 Wyman Street
Waltham, Massachusetts 02451
Attention: General Counsel

If to Employee, at the address set forth above, or to such other address as any party hereto may designate in writing to the other party, specifying a change of address for the purpose of this Agreement.

Section 14.          This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 15.          This Agreement shall be construed and interpreted in accordance with, and shall be governed exclusively by, the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America. In the event litigation is maintained by a party to this Agreement against any other party to enforce this Agreement or to seek any remedy for breach, then each party hereto shall be responsible for such party's own attorneys' fees and costs of suit, except as provided in Section 9.

Section 16.          EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND HAS HAD ADEQUATE TIME AND OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EMPLOYEE'S OWN CHOOSING REGARDING THE MEANING OF THE TERMS AND CONDITIONS CONTAINED HEREIN, AND EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE FULLY UNDERSTANDS THE CONTENT AND EFFECT OF THIS AGREEMENT AND AGREES TO ALL OF THE PROVISIONS CONTAINED HEREIN.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MARK P. STEVENSON	THERMO FISHER SCIENTIFIC INC.

/s/ Mark P. Stevenson	By: /s/ Sue Rice
Sue Rice
Senior Vice President, Human Resources